Exhibit 99.1

Royal Gold Reports Record Earnings for the First Quarter and a Strong Start to 2025
DENVER, COLORADO. MAY 7, 2025: ROYAL GOLD, INC. (NASDAQ: RGLD) (together with its subsidiaries, “Royal Gold,” the “Company,” “we,” “us,” or “our”) reports net income of $113.5 million, or $1.72 per share, for the quarter ended March 31, 2025, ("first quarter") on revenue of $193.4 million and operating cash flow of $136.4 million. Adjusted net income[1] was $99.8 million, or $1.51 per share.
“Our first quarter results were strong and provided an excellent start to 2025,” commented Bill Heissenbuttel, President and CEO of Royal Gold. “Underlying performance from our portfolio interests was in line with our expectations for relatively soft production, but this was more than offset by a very strong and steadily-rising gold price through the first quarter. Although the outlook for economic conditions remains uncertain with generally elevated volatility in the markets, our diversified portfolio, strong balance sheet and ample liquidity provide a stable foundation for us to continue delivering solid results for shareholders."

First Quarter 2025 Highlights:
•Record earnings of $113.5 million on revenue of $193.4 million, and operating cash flow of $136.4 million
•Revenue split: 75% gold, 12% silver, 9% copper
•Sales volume of 67,600 GEOs[2]
•Sustained high adjusted EBITDA margin[1] of 82%
•Total available liquidity increased to $1.25 billion
•Paid quarterly dividend of $0.45 per share, a 12.5% increase over the prior year period
•Entered into additional Xavantina gold stream agreement
•Achieved full repayment of Rainy River advance stream deposit

Recent Portfolio Developments
Principal Property Updates
Notable recent updates as reported by the operators of our Principal Properties include:
2025 Production Guidance Confirmed and Mine Extension Project Continues at Mount Milligan
On May 6, 2025, Centerra Gold Inc. ("Centerra") reported that the site-wide optimization program continues to progress and it is maintaining 2025 production guidance at the Mount Milligan mine in British Columbia. Centerra expects 2025 gold production to range between 165,000 and 185,000 ounces, and copper production to range between 50 and 60 million pounds, with production of both metals to be weighted toward the second half of the year. 2024 gold and copper production was 167,600 ounces and 54.3 million pounds, respectively.
Centerra also reported that a Pre-feasibility Study (“PFS”) to evaluate the substantial mineral resources to unlock additional value beyond the current mine life is on track to be completed in the third quarter of 2025. According to Centerra, it is optimistic that the mine life can be extended beyond the current mine life of approximately 2036, which is based on the available space in the existing tailings storage facility. Centerra also reported that it is evaluating options for additional tailings capacity and expects that the PFS will incorporate an increase in annual mill throughput in the range of 10% through ball mill motor upgrades and additional downstream flowsheet improvements, which may also improve overall metal recovery.
2025 Guidance Unchanged and Progress Continues on Long Term Projects at Cortez
On May 7, 2025, Barrick Mining Corporation ("Barrick") reported that 2025 gold production guidance of approximately 680,000 to 765,000 ounces (100% basis) is unchanged at the Cortez Complex in Nevada. This guidance compares to 2024 gold production of 722,000 ounces. We estimate our overall average royalty rate on this production to be approximately 3.1% for 2025.

[1] Adjusted net income, adjusted net income per share and adjusted EBITDA margin are non-GAAP financial measures. See Schedule A of this press release for additional information, including a detailed description of adjustments to net income.
[2] See Schedule A of this press release for additional information about gold equivalent ounces, or GEOs.

Additionally, Barrick reported continued progress at the various projects underway at Cortez. At Goldrush, the sinking of the first of eight ventilation shafts and the installation of underground primary fans were completed, which enable increased mining rates. At the Fourmile project, the exploration drilling campaign to define the orebody and delineate the overall footprint commenced, and the pre-feasibility study is expected to start in 2025. At the Hanson project, exploration drilling is focused on the Birch target for 2025, and at the Swift project, exploration results have extended the footprint of anomalous gold mineralization 900 meters to the south.
Higher Gold Production in 2025 Expected at Andacollo
For the first quarter, Teck Resources Limited ("Teck") reported gold production of 7,400 ounces, compared to 3,400 ounces in the prior year period, at the Andacollo mine in Chile. Teck expects gold production for 2025 to range between 35,000 and 39,000 ounces compared to actual gold production of 20,800 ounces in 2024. The expected increase is primarily driven by higher mill throughput due to increased water availability, which was impacted by drought conditions throughout much of 2024. Royal Gold typically receives stream deliveries approximately 5 months after mine production.
2025 Guidance Unchanged and Mine Life Extension Project Advancing at Pueblo Viejo
On May 7, 2025, Barrick reported that 2025 gold production guidance of 370,000 to 410,000 ounces for its 60% share of Pueblo Viejo in the Dominican Republic is unchanged after completing a 35-day shutdown for debottlenecking work on the expanded plant in the first quarter of the year. This guidance compares to 2024 gold production of 352,000 ounces.
Barrick also provided a progress update on the mine life extension project, where activity is focused on housing, resettlement and the El Naranjo tailings storage facility. The housing project continues with 220 homes constructed and 18 families resettled. Engineering work is ongoing for the tailings storage facility and the overall schedule remains on track to have the starter dam completed ahead of the existing El Llagal dam reaching capacity.
Other Property Updates
Notable recent updates as reported by the operators of other select portfolio assets include:
Producing Properties
Granite Creek (3% NSR and 2.94% NSR royalties): In March, 2025, i-80 Gold Corp. ("i-80") announced the results of separate preliminary economic assessments ("PEAs") on the Granite Creek open pit and underground projects in Nevada. According to i-80, the underground operation is currently producing and is ramping up to full production of 60,000 ounces per year over an eight-year mine life, and a feasibility study is expected to be released in the fourth quarter of 2025 that includes an updated operational plan and results from new drilling in the South Pacific Zone. Also according to i-80, the open pit is targeted to produce approximately 130,000 ounces per year over a ten-year mine life with an updated feasibility study targeted for completion in the fourth quarter of 2025.
Khoemacau (100% silver stream): MMG Limited ("MMG") provided guidance to Royal Gold that 2025 silver production is expected to range from 1.3 to 1.5 million ounces at the Khoemacau mine in Botswana, which compares to 2024 actual production of approximately 1.3 million ounces. Further, on April 24, 2025, MMG provided an update on the expansion project, and disclosed that early works (including camp and road construction, land acquisition and personnel recruitment) have commenced, with construction anticipated to begin in 2026 subject to the outcomes of a feasibility study currently underway.
Peñasquito (2% NSR royalty): On April 24, 2025, Newmont Corporation ("Newmont") reported a new daily production record at the Peñasquito mine in Mexico, with 10,000 gold equivalent ounces produced in a single day. Newmont further reported that high grades in the Peñasco pit resulted in strong gold production and steady co-product production in the first quarter. Newmont expects gold production levels to remain relatively steady through the second quarter before beginning to shift to a higher proportion of silver, lead and zinc content, and a lower proportion of gold, through the third and fourth quarters.
Rainy River (6.5% gold stream, 60% silver stream): On February 13, 2025, New Gold Inc. (“New Gold”) provided 2025 gold production guidance for the Rainy River mine in Ontario of 265,000 to 295,000 ounces, with the first half of 2025 expected to represent approximately 37% of the annual production due to waste stripping in the first quarter. This compares to 2024 gold production of approximately 225,700 ounces. New Gold also filed an updated National Instrument 43-101 ("NI 43-101") technical report for Rainy River, which indicates a gold production profile averaging approximately 300,000 ounces per year over the next three years, an extension of the open pit to 2028, steady state production from the underground by 2027, and a nine-year mine life.
Red Chris (1% NSR royalty): On April 24, 2025, Newmont, 70% owner and operator of the Red Chris mine in British Columbia, confirmed that the block cave development project is a priority within the Newmont portfolio. According to Newmont, feasibility study work is underway this year, and underground development to support the block cave is ongoing in addition to engagement with First Nations communities.

Ruby Hill (3% NSR royalty): In February, 2025, i-80 announced the results of separate PEAs on the Archimedes and Mineral Point projects on the Ruby Hill property in Nevada. The Archimedes PEA outlines a high-grade underground gold mine producing approximately 100,000 ounces per year over a ten-year mine life. i-80 disclosed that it is preparing to begin underground development work at Archimedes in the second quarter of 2025 while continuing exploration, and is expecting to complete a feasibility study in 2028. With respect to Mineral Point, the PEA envisions a large open pit heap leach gold mine producing approximately 280,000 gold equivalent ounces per year with a 16.5-year mine life. i-80 reported that it is advancing baseline studies and drilling at Mineral Point to complete a feasibility study in 2029 with first production targeted in 2031.
Wharf (2% GSR royalty): On February 19, 2025, Coeur Mining, Inc. ("Coeur") provided 2025 gold production guidance for the Wharf mine in South Dakota of 90,000 to 100,000 ounces, which compares to 2024 production of 98,000 ounces. Additionally, on February 18, 2025, Coeur announced that year-end 2024 measured and indicated gold resources more than doubled and inferred gold resources more than tripled over the prior year, which Coeur believes will position Wharf for significant mine life extensions as infill drilling accelerates in 2025.
Development and Evaluation Properties
Back River (equivalent ~3.3% GSR royalty on the Goose Project): On March 27, 2025, B2Gold Corp. ("B2Gold") announced the results of an updated NI 43-101 report for the Back River project in Nunavut. According to B2Gold, the mineral reserve mine life is expected to be 9 years, and gold production is targeted at approximately 300,000 ounces per year for the first six years of production from 2026 through 2031. Additionally, B2Gold is expecting to finalize a study in late 2025 or early 2026 to evaluate an increase in mill throughput from 4,000 tonnes per day to potentially 6,000 tonnes per day. According to B2Gold, the existing mineral resource inventory combined with gold mineralization prospectivity across the project land package could sustain a mill throughput of over 6,000 tonnes per day over a mine life in excess of the existing reserve mine life.
Great Bear (2% NSR royalty): On February 13, 2025, Kinross Gold Corporation ("Kinross") provided an update on the Great Bear project in Ontario. Kinross reported that the early works for the Advanced Exploration Program had commenced and construction of the exploration decline is expected to start in late 2025. Additionally, permitting, engineering and engagement with First Nations communities is underway. Kinross also disclosed that the exploration focus in 2025 has shifted from deep underground resource drilling to regional exploration work with the goal of identifying new open pit and underground deposits.
Portfolio Additions
Additional Stream Interest Acquired on the Xavantina Mine in Mato Grosso, Brazil
On March 28, 2025, our wholly-owned subsidiary, RGLD Gold AG, entered into an additional precious metals purchase agreement (“Additional Stream”) with Ero Gold Corporation, a wholly owned subsidiary of Ero Copper Corp., and certain of its affiliates, for gold produced from the Xavantina mine for an advance payment of $50 million. The Additional Stream is incremental to the existing precious metals purchase agreement between the parties dated June 29, 2021 (“Base Stream”), and significantly extends the area of interest.
As of March 31, 2025, 46,544 ounces of gold have been delivered under the Base Stream at a cash purchase price of 20% of the spot gold price for each ounce delivered, which will increase to 40% of the spot gold price for each ounce delivered upon the delivery of 49,000 ounces.
When considered with the Base Stream, the Additional Stream effectively increases the threshold for stream deliveries at the current 25% stream rate from 93,000 ounces to 160,000 ounces, with the additional deliveries to be payable at a cash price of 40% of the spot gold price.
The purchase price was funded with available cash on hand.
First Quarter 2025 Overview
For the first quarter, we recorded record net income and comprehensive income of $113.5 million, or $1.72 per basic and diluted share, as compared to net income of $47.2 million, or $0.72 per basic and diluted share, for the three months ended March 31, 2024. The increase in net income was primarily attributable to higher revenue and lower tax expense, as discussed below.
For the three months ended March 31, 2025, we recognized total revenue of $193.4 million, comprised of stream revenue of $122.5 million and royalty revenue of $71.0 million at an average gold price of $2,860 per ounce, an average silver price of $31.88 per ounce and an average copper price of $4.24 per pound. This is compared to total revenue of $148.9 million for the three months ended March 31, 2024, comprised of stream revenue of $102.5 million and royalty revenue of $46.4 million, at an average gold price of $2,070 per ounce, an average silver price of $23.34 per ounce and an average copper price of $3.83 per pound.
The increase in our total revenue resulted primarily from higher average gold, silver and copper prices compared to the prior period. Higher gold sales from Pueblo Viejo and higher gold and zinc production from Peñasquito also contributed to the increase. These increases were partially offset by lower production from Cortez and lower gold sales from Xavantina when compared to the prior year period.
Cost of sales, which excludes depreciation, depletion and amortization ("DD&A"), increased to $24.5 million for the first quarter, from $21.8 million for the three months ended March 31, 2024. The increase, when compared to the prior year period, was primarily due to higher gold, silver and copper prices and higher gold sales from Pueblo Viejo. Cost of sales is specific to our stream agreements and, except for Mount Milligan, is the result of our purchase of metal for a cash payment that is a set contractual percentage of the spot price for that metal near the date of metal delivery. For Mount Milligan, the cash payments under the stream agreement are the lesser of $435 per ounce or the prevailing market price of gold when purchased and 15% of the spot price for copper near the date of metal delivery. Separately, and in addition to the cash payments under the stream agreement, the Mount Milligan Cost Support Agreement provides for cash payments on gold and copper deliveries that are expected to begin after certain thresholds are met or earlier, if metal prices are below certain thresholds and if requested by Centerra. For further detail on the Mount Milligan Cost Support Agreement refer to our 2024 10-K.
General and administrative costs decreased to $11.1 million for the first quarter, from $11.4 million for the three months ended March 31, 2024. The decrease was primarily due to lower consulting costs offset by higher non-cash stock compensation expense compared to the prior year period.
DD&A decreased to $33.0 million for the first quarter, from $38.8 million for the three months ended March 31, 2024. The decrease was primarily due to lower stream depletion rates as a result of proven and probable mineral reserve increases by our operators, lower gold sales from Xavantina and lower gold production at Cortez compared to the prior year period.
Interest and other expense decreased to $1.2 million for the first quarter, from $4.6 million for the three months ended March 31, 2024. The decrease was primarily due to lower interest expense as a result of lower average amounts outstanding under our revolving credit facility compared to the prior year period. For the three months ended March 31, 2025, there was no outstanding debt compared to average amounts outstanding of $221 million at an average all-in borrowing rate of 6.6% for the prior year period.
For the first quarter, we recorded income tax expense of $10.4 million, compared to $27.0 million for the three months ended March 31, 2024. The income tax expense resulted in an effective tax rate of 8.4% in the current period, compared with 36.4% for the three months ended March 31, 2024. The lower income tax expense for the first quarter included a $12.0 million discrete benefit, net of valuation allowance, for additional recoverable basis in foreign jurisdictions and a $1.7 million discrete benefit related to a withholding tax refund on a foreign royalty. The higher income tax expense for the three months ended March 31, 2024, was primarily attributable to a $13.0 million discrete income tax expense related to the consideration from the Mount Milligan Cost Support Agreement.
Net cash provided by operating activities totaled $136.4 million for the first quarter compared to $138.3 million for the three months ended March 31, 2024. The decrease was primarily due to cash proceeds of $24.5 million received for the Mount Milligan Cost Support Agreement and $12.0 million of interest from the repayment of the Khoemacau debt facility in the prior year period and higher income taxes paid in the current period of $8.4 million. This decrease was partially offset by higher net cash proceeds received from our stream and royalty interests of $37.2 million and lower debt cash interest payments of $4.1 million when compared to the prior year period.
Net cash used in investing activities totaled $58.3 million for the first quarter compared to net cash provided by investing activities of $23.6 million for the three months ended March 31, 2024. The period over period change was primarily due to the $50 million payment for the acquisition of the additional Xavantina stream in the current period, whereas the prior year included the receipt of $25 million from the repayment of principal on the Khoemacau subordinated debt facility.
Net cash used in financing activities totaled $32.8 million for the first quarter compared to $128.1 million for the three months ended March 31, 2024. The decrease was primarily due to lower debt repayments when compared to the prior year period. This decrease was partially offset by higher dividend payments compared to the prior year period.
Other Corporate Updates
Total Available Liquidity Increased to Approximately $1.25 Billion at the end of the First Quarter
Total liquidity at the end of the first quarter was approximately $1.25 billion, which consisted of $250 million of working capital and $1 billion undrawn and available under the revolving credit facility.

Property Highlights
A breakdown of revenue for the Company’s stream and royalty portfolio can be found on Table 1 for the quarters ended March 31, 2025 and March 31, 2024. Table 2 shows stream metal sales and metal sales attributable to the Company’s royalty interests for the Company’s principal stream and royalty properties. Table 3 shows Royal Gold's 2025 sales volume guidance and year to date sales volume achieved. Table 4 shows stream segment purchases and sales for the quarters ended March 31, 2025 and March 31, 2024 and inventories at March 31, 2025 and December 31, 2024. Highlights at certain of the Company’s principal producing and development properties during the quarter ended March 31, 2025, compared to the quarter ended March 31, 2024, are detailed in the Quarterly Report on Form 10-Q.

CORPORATE PROFILE
Royal Gold is a high margin, mid-capitalization company that generates strong cash flows from a large and well-diversified portfolio of precious metal streams, royalties and similar production-based interests located in mining-friendly jurisdictions. Royal Gold shares trade under the symbol “RGLD” and provide growth, value, and income investors exposure to the metals & mining industry. The Company’s website is located at www.royalgold.com.

For further information, please contact:	First Quarter 2025 Call Information:

Alistair Baker	Dial-In	833-470-1428 (U.S.); toll free
Senior Vice President, Investor Relations and Business Development	Numbers:	833-950-0062 (Canada); toll free 929-526-1599 (International)
(303) 573-1660	Access Code:	175782

Note: Management’s conference call reviewing the first quarter results will be held on Thursday, May 8, 2025, at 12:00 pm Eastern Time (10:00 am Mountain Time). The call will be webcast and archived on the Company’s website for a limited time.
	Webcast URL:	www.royalgold.com under Investors, Events & Presentations
Additional Investor Information: Royal Gold routinely posts important information, including information about upcoming investor presentations and press releases, on its website under the Investor Resources tab. Investors and other interested parties are encouraged to enroll at www.royalgold.com to receive automatic email alerts for new postings.
Forward-Looking Statements: This press release includes “forward-looking statements” within the meaning of U.S. federal securities laws. Forward-looking statements are any statements other than statements of historical fact. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from these statements. Forward-looking statements are often identified by words like “will,” “may,” “could,” “should,” “would,” “believe,” “estimate,” “expect,” “anticipate,” “plan,” “forecast,” “potential,” “intend,” “continue,” “project,” or negatives of these words or similar expressions. Forward-looking statements include, among others, statements regarding the following: our expected financial performance and outlook, including our 2025 guidance; operators’ expected operating and financial performance and other anticipated developments relating to their properties and operations, including production, deliveries, estimates of mineral resources and mineral reserves, environmental and feasibility studies, technical reports, mine plans, capital requirements, liquidity and capital expenditures; anticipated benefits from investments, acquisitions and other transactions; the receipt and timing of future metal deliveries, including deferred amounts at Pueblo Viejo; the timing and amount of future benefits and obligations in connection with the Mount Milligan Cost Support Agreement; anticipated liquidity, capital resources, financing, and stockholder returns; borrowings and repayments under our revolving credit facility; and prices for gold, silver, copper and other metals.
Factors that could cause actual results to differ materially from these forward-looking statements include, among others, the following: changes in the price of gold, silver, copper or other metals; operating activities or financial performance of properties on which we hold stream or royalty interests, including variations between actual and forecasted performance, operators’ ability to complete projects on schedule and as planned, operators’ changes to mine plans and mineral reserves and mineral resources (including updated mineral reserve and mineral resource information), liquidity needs, mining and environmental hazards, labor disputes, distribution and supply chain disruptions, permitting and licensing issues, other adverse government or court actions, or operational disruptions; changes of control of properties or operators; contractual issues involving our stream or royalty agreements; the timing of deliveries of metals from operators and our subsequent sales of metal; risks associated with doing business in foreign countries; increased competition for stream and royalty interests; environmental risks, including those caused by climate change; potential cyber-attacks, including ransomware; our ability to identify, finance, value, and complete investments, acquisitions or other transactions; adverse economic and market conditions; effects of health epidemics and pandemics; changes in laws or regulations governing us, operators or operating properties; changes in management and key employees; and other factors described in our reports filed with the Securities and Exchange Commission, including Item 1A, Risk Factors of our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Most of these factors are beyond our ability to predict or control. Other unpredictable or unknown factors not discussed in this release could also have material adverse effects on forward-looking statements.
Forward-looking statements speak only as of the date on which they are made. We disclaim any obligation to update any forward-looking statements, except as required by law. Readers are cautioned not to put undue reliance on forward-looking statements.
Statement Regarding Third-Party Information: Certain information provided in this press release, including information about historical production, production estimates, property descriptions, and property developments, was provided to us by the operators of the relevant properties or is publicly available information filed by these operators with applicable securities regulatory bodies, including the Securities and Exchange Commission. Royal Gold has not verified, and is not in a position to verify, and expressly disclaims any responsibility for the accuracy, completeness or fairness of any such third-party information and refers the reader to the public reports filed by the operators for information regarding those properties.

TABLE 1
Revenue by Stream and Royalty Interests for the First Quarter 2025 and 2024
(In thousands)

			Three Months Ended March 31,
Stream/Royalty	Metal(s)	Current Stream/Royalty Interest[1]	2025	2024
Stream:
Canada
Mount Milligan	Gold, copper	35% of payable gold and 18.75% of payable copper	$42,808	$34,995
Rainy River	Gold, silver	6.5% of gold produced and 60% of silver produced	10,422	9,709
Latin America
Pueblo Viejo	Gold, silver	7.5% of Barrick's interest in payable gold and 75% of Barrick's interest in payable silver	$28,751	$17,760
Andacollo	Gold	100% of payable gold	12,744	11,689
Xavantina	Gold	25% of gold produced	5,376	9,274
Africa
Wassa	Gold	10.5% of payable gold	$12,419	$11,343
Khoemacau	Silver	100% of payable silver	9,962	7,758
Total stream revenue			$122,482	$102,528
Royalty:
Canada
Voisey's Bay	Copper, nickel, cobalt	2.7% NVR	$2,499	$1,139
Red Chris	Gold, copper	1.0% NSR	4,477	2,617
Côté Gold	Gold	1.0% NSR	1,314	—
LaRonde Zone 5	Gold	2.0% NSR	1,173	808
Williams	Gold	0.97% NSR	852	351
Other-Canada	Various	Various	397	216
United States
Cortez
Legacy Zone	Gold	Approx. 9.4% GSR Equivalent	$11,143	$13,365
CC Zone	Gold	Approx. 0.45%-2.2% GSR Equivalent	3,554	4,411
Robinson	Gold, copper	3.0% NSR	4,397	1,783
Manh Choh	Gold, silver	3.0% NSR, 28% NSR (silver)	5,623	—
Marigold	Gold	2.0% NSR	2,157	1,406
Leeville	Gold	1.8% NSR	1,627	1,485
Wharf	Gold	0.0%-2.0% sliding-scale GSR	1,171	821
Goldstrike	Gold	0.9% NSR	244	496
Other-United States	Various	Various	1,090	312
Latin America
Peñasquito	Gold, silver, lead, zinc	2.0% NSR	$15,409	9,229
El Limon	Gold	3.0% NSR	3,279	1,310
Dolores	Gold, silver	3.25% NSR (gold), 2.0% NSR (silver)	1,662	1,539
Mara Rosa	Gold, silver	2.75% NSR	930	—
Other-Latin America	Various	Various	—	111
Australia
South Laverton	Gold	1.5% NSR, 4.0% NPI	$2,492	$1,899
King of the Hills	Gold	1.5% NSR	1,585	1,190
Bellevue	Gold	2.0% NSR	1,339	578
Gwalia	Gold	1.5% NSR	1,087	771
Wonder	Gold, silver	1.5% NSR	488	—
Other-Australia	Various	Various	965	536
Total royalty revenue			$70,954	$46,374
Total revenue			$193,436	$148,902
1For a full description of the Company’s stream and royalty interests, refer to the 2024 Asset Handbook, published on April, 22, 2025 and available on our website.

TABLE 2
Stream Metal and Royalty Sales for Principal Properties

				Reported Production For The Quarter Ended[2]
Property	Operator	Current Stream/ Royalty Interest[1]	Metal(s)	Mar. 31, 2025		Dec. 31, 2024		Sep. 30, 2024		Jun. 30, 2024		Mar. 31, 2024
Stream:
Mount Milligan	Centerra	35% of payable gold	Gold	11,800	oz	11,300	oz	17,600	oz	16,100	oz	12,500	oz
		18.75% of payable copper	Copper	2.2	Mlb	2.8	Mlb	3.1	Mlb	3.4	Mlb	2.5	Mlb
Pueblo Viejo	Barrick (60%)	7.5% of Barrick's interest in payable gold	Gold	7,700	oz	5,900	oz	7,000	oz	5,800	oz	6,200	oz
		75% of Barrick's interest in payable silver[3]	Silver	219,400	oz	89,500	oz	332,700	oz	218,200	oz	223,000	oz
Andacollo	Teck	100% of payable gold	Gold	4,400	oz	5,800	oz	4,000	oz	4,500	oz	5,700	oz
Royalty:
Cortez	Nevada Gold Mines LLC	9.4% GSR on Legacy Zone[4]	Gold	31,100	oz	52,600	oz	45,300	oz	42,600	oz	69,200	oz
		0.45%-2.2% GSR on CC Zone[4]	Gold	119,700	oz	149,800	oz	116,500	oz	119,800	oz	125,000	oz
1For a full description of the Company’s stream and royalty interests, refer to the 2024 Asset Handbook, published on April, 22, 2025 and available on our website.
2Reported production relates to the amount of stream metal sales and the metal sales attributable to the Company’s royalty interests for the stated periods and may differ from the operators’ public reporting.
3The Pueblo Viejo silver stream is determined based on a fixed metallurgical recovery of 70% of silver in mill feed.
4Approximate blended royalty rates as described in the press release “Royal Gold Announces Acquisition of Additional Royalty Interests on the World-Class Cortez Gold Complex in Nevada and Outlines Simplified Approach to Describing Royal Gold’s Multiple Royalty Interests at Cortez” issued January 5, 2023.

TABLE 3
2025 Sales Volume Guidance and Year to Date Sales Volume Achieved

		2025 Guidance	Metal Sales by Segment for the Three Months Ended March 31, 2025
			Stream Sales[1]	Royalty Sales[2]	Total Sales

Gold	(oz)	210,000 - 230,000	33,300	17,892	51,192
Silver	(M oz)	2.7-3.3	0.6	0.2	0.8
Copper	(M lb)	13.5 - 16.0	2.2	1.8	4.0
Other Metals	(M)	$18.0 - $21.0	N/A	$7.3	$7.3

[1] Stream Sales represents physical metal sold.
[2] Royalty Sales represents royalty revenue divided by the average metal price for the period.

TABLE 4
Stream Segment Summary

	Three Months Ended March 31, 2025		Three Months Ended March 31, 2024		As of March 31, 2025	As of December 31, 2024
Gold Stream	Purchases (oz)	Sales (oz)	Purchases (oz)	Sales (oz)	Inventory (oz)	Inventory (oz)
Mount Milligan	16,100	11,800	15,200	12,500	8,800	4,500
Pueblo Viejo	5,800	7,700	5,800	6,200	5,800	7,700
Andacollo	5,500	4,400	4,900	5,700	1,100	—
Other	8,800	9,400	13,800	13,700	2,700	3,300
Total	36,200	33,300	39,700	38,100	18,400	15,500

Silver Stream	Purchases (oz)	Sales (oz)	Purchases (oz)	Sales (oz)	Inventory (oz)	Inventory (oz)
Pueblo Viejo[1]	204,700	219,400	218,200	223,000	204,700	219,400
Other	367,500	378,000	383,100	412,000	108,500	119,000
Total	572,200	597,400	601,300	635,000	313,200	338,400

Copper Stream	Purchases (Mlb)	Sales (Mlb)	Purchases (Mlb)	Sales (Mlb)	Inventory (Mlb)	Inventory (Mlb)
Mount Milligan	3.1	2.2	3.4	2.5	0.9	—

1 Silver stream purchases do not include 300,200 ounces of silver permitted to be deferred in the first quarter based on the terms of the Pueblo Viejo stream agreement. Total deferred deliveries were approximately 2.0 million ounces at March 31, 2025, and the timing for the delivery of the entire deferred amount is uncertain.

ROYAL GOLD, INC.
Consolidated Balance Sheets
(Unaudited, in thousands except share data)

	March 31, 2025	December 31, 2024
ASSETS
Cash and equivalents	$240,760	$195,498
Royalty receivables	57,729	63,460
Income tax receivable	1,370	1,139
Stream inventory	14,556	12,973
Prepaid expenses and other	2,084	2,217
Total current assets	316,499	275,287
Stream and royalty interests, net	3,059,885	3,042,804
Other assets	81,934	74,039
Total assets	$3,458,318	$3,392,130
LIABILITIES
Accounts payable	$2,464	$10,578
Dividends payable	29,634	29,611
Income tax payable	15,345	23,177
Other current liabilities	19,329	21,785
Total current liabilities	66,772	85,151
Deferred tax liabilities	131,879	132,308
Mount Milligan deferred liability	25,000	25,000
Other liabilities	19,521	18,465
Total liabilities	243,172	260,924
Commitments and contingencies
EQUITY
Preferred stock, $.01 par value, 10,000,000 shares authorized; and 0 shares issued	—	—
Common stock, $.01 par value, 200,000,000 shares authorized; and 65,735,304 and 65,691,151 shares outstanding, respectively	657	657
Additional paid-in capital	2,228,497	2,228,311
Accumulated earnings	973,853	889,989
Total Royal Gold stockholders’ equity	3,203,007	3,118,957
Non-controlling interests	12,139	12,249
Total equity	3,215,146	3,131,206
Total liabilities and equity	$3,458,318	$3,392,130

ROYAL GOLD, INC.
Consolidated Statements of Operations and Comprehensive Income
(Unaudited, in thousands except share data)

	Three Months Ended
	March 31, 2025	March 31, 2024
Revenue	$193,436	$148,902
Costs and expenses
Cost of sales (excludes depreciation, depletion and amortization)	24,506	21,751
General and administrative	11,063	11,412
Production taxes	1,761	1,449
Depreciation, depletion and amortization	32,995	38,765
Total costs and expenses	70,325	73,377
Operating income	123,111	75,525
Fair value changes in equity securities	(37)	447
Interest and other income	2,049	2,977
Interest and other expense	(1,156)	(4,607)
Income before income taxes	123,967	74,342
Income tax expense	(10,389)	(27,033)
Net income and comprehensive income	113,578	47,309
Net income and comprehensive income attributable to non-controlling interests	(80)	(143)
Net income and comprehensive income attributable to Royal Gold common stockholders	$113,498	$47,166
Net income per share attributable to Royal Gold common stockholders:
Basic earnings per share	$1.72	$0.72
Basic weighted average shares outstanding	65,705,157	65,637,428
Diluted earnings per share	$1.72	$0.72
Diluted weighted average shares outstanding	65,791,551	65,740,260
Cash dividends declared per common share	$0.45	$0.40

ROYAL GOLD, INC.
Consolidated Statements of Cash Flows
(Unaudited, in thousands)

	Three Months Ended
	March 31, 2025	March 31, 2024
Cash flows from operating activities:
Net income and comprehensive income	$113,578	$47,309
Adjustments to reconcile net income and comprehensive income to net cash provided by operating activities:
Depreciation, depletion and amortization	32,995	38,765
Non-cash employee stock compensation expense	3,198	2,988
Fair value changes in equity securities	37	(447)
Deferred tax (benefit) expense	(8,828)	648
Other	224	222
Changes in assets and liabilities:
Royalty receivables	5,731	10,127
Stream inventory	(1,583)	(1,629)
Income tax receivable	(231)	(433)
Prepaid expenses and other assets	345	10,763
Accounts payable	135	158
Income tax payable	(7,832)	6,465
Mount Milligan deferred liability	—	25,000
Other liabilities	(1,400)	(1,652)
Net cash provided by operating activities	$136,369	$138,284
Cash flows from investing activities:
Acquisition of stream and royalty interests	(58,246)	(1,104)
Proceeds from Khoemacau debt facility	—	25,000
Other	(49)	(305)
Net cash (used in) provided by investing activities	$(58,295)	$23,591
Cash flows from financing activities:
Repayment of debt	—	(100,000)
Net payments from issuance of common stock	(3,011)	(1,369)
Common stock dividends	(29,611)	(26,292)
Other	(190)	(431)
Net cash used in financing activities	$(32,812)	$(128,092)
Net increase in cash and equivalents	45,262	33,783
Cash and equivalents at beginning of period	195,498	104,167
Cash and equivalents at end of period	$240,760	$137,950

Schedule A – Non-GAAP Financial Measures and Certain Other Measures
Overview of non-GAAP financial measures:
Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by U.S. generally accepted accounting principles (“GAAP”). These measures should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. In addition, because the presentation of these non-GAAP financial measures varies among companies, these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.
We have provided below reconciliations of our non-GAAP financial measures to the comparable GAAP measures. We believe these non-GAAP financial measures provide useful information to investors for analysis of our business. We use these non-GAAP financial measures to compare period-over-period performance on a consistent basis and when planning and forecasting for future periods. We believe these non-GAAP financial measures are used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in our industry. Many investors use the published research reports of these professional research analysts and others in making investment decisions. The adjustments made to calculate our non-GAAP financial measures are subjective and involve significant management judgement. Non-GAAP financial measures used by management in this release or elsewhere include the following:
1.Adjusted earnings before interest, taxes, depreciation, depletion and amortization, or adjusted EBITDA, is a non-GAAP financial measure that is calculated by the Company as net income adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliation below. The net income and adjusted EBITDA margins represent net income or adjusted EBITDA divided by total revenue. We consider adjusted EBITDA to be useful because the measure reflects our operating performance before the effects of certain non-cash items and other items that we believe are not indicative of our core operations.
2.Net debt (or net cash) is a non-GAAP financial measure that is calculated by the Company as debt (excluding debt issuance costs) as of a date minus cash and equivalents for that same date. Net debt (or net cash) to trailing twelve months (TTM) adjusted EBITDA is a non-GAAP financial measure that is calculated by the Company as net debt (or net cash) as of a date divided by the TTM adjusted EBITDA (as defined above) ending on that date. We believe that these measures are important to monitor leverage and evaluate the balance sheet. Cash and equivalents are subtracted from the GAAP measure because they could be used to reduce our debt obligations. A limitation associated with using net debt (or net cash) is that it subtracts cash and equivalents and therefore may imply that there is less Company debt than the most comparable GAAP measure indicates. We believe that investors may find these measures useful to monitor leverage and evaluate the balance sheet.
3.Adjusted net income and adjusted net income per share are non-GAAP financial measures that are calculated by the Company as net income and net income per share adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliations below. We consider these non-GAAP financial measures to be useful because they allow for period-to-period comparisons of our operating results excluding items that we believe are not indicative of our fundamental ongoing operations. The tax effect of adjustments is computed by applying the statutory tax rate in the applicable jurisdictions to the income or expense items that are adjusted in the period presented. If a valuation allowance exists, the rate applied is zero.
4.Free cash flow is a non-GAAP financial measure that is calculated by the Company as net cash provided by operating activities for a period minus acquisition of stream and royalty interests for that same period. We believe that free cash flow represents an additional way of viewing liquidity as it is adjusted for contractual investments made during such period. Free cash flow does not represent the residual cash flow available for discretionary expenditures. We believe it is important to view free cash flow as a complement to our consolidated statements of cash flows.
5.Cash general and administrative expense, or cash G&A, is a non-GAAP financial measure that is calculated by the Company as general and administrative expenses for a period minus non-cash employee stock compensation expense for the same period. We believe that cash G&A is useful as an indicator of overhead efficiency without regard to non-cash expenses associated with employee stock compensation.
Reconciliation of non-GAAP financial measures to U.S. GAAP measures
Adjusted EBITDA, Adjusted EBITDA margin, net debt, and net debt to TTM adjusted EBITDA:

	Three Months Ended March 31,
(amounts in thousands)	2025	2024
Net income and comprehensive income	$113,578	$47,309
Depreciation, depletion and amortization	32,995	38,765
Non-cash employee stock compensation	3,198	2,988
Fair value changes in equity securities	37	(447)
Interest and other, net	(893)	1,630
Income tax expense	10,389	27,033
Non-controlling interests in operating income of consolidated subsidiaries	(80)	(143)
Adjusted EBITDA	$159,224	$117,135
Net income margin	59%	32%
Adjusted EBITDA margin	82%	79%

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,
(amounts in thousands)	2025	2024	2024	2024
Net income and comprehensive income	$113,578	$107,521	$96,330	$81,320
Depreciation, depletion and amortization	32,995	33,737	36,177	35,747
Non-cash employee stock compensation	3,198	2,579	2,977	3,348
Fair value changes in equity securities	37	24	425	63
Interest and other, net	(893)	(179)	581	1,709
Income tax expense	10,389	26,078	21,510	18,991
Non-controlling interests in operating income of consolidated subsidiaries	(80)	(113)	(88)	(112)
Adjusted EBITDA	$159,224	$169,647	$157,912	$141,066
Net income margin	59%	53%	50%	47%
Adjusted EBITDA margin	82%	84%	81%	81%

TTM adjusted EBITDA	$627,849

Debt	$—
Cash and equivalents	(240,760)
Net debt / (cash)	$(240,760)

Net debt / (cash) to TTM adjusted EBITDA	(0.38)x
Cash G&A:

	Three Months Ended March 31,
(amounts in thousands)	2025	2024
General and administrative expense	$11,063	$11,412
Non-cash employee stock compensation	(3,198)	(2,988)
Cash G&A	$7,865	$8,424

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,
(amounts in thousands)	2025	2024	2024	2024
General and administrative expense	$11,063	$8,909	$10,102	$10,511
Non-cash employee stock compensation	(3,198)	(2,579)	(2,977)	(3,348)
Cash G&A	$7,865	$6,330	$7,125	$7,163

TTM cash G&A	$28,483

Adjusted net income and adjusted net income per share:

	Three Months Ended March 31,
(amounts in thousands, except per share data)	2025	2024
Net income and comprehensive income attributable to Royal Gold common stockholders	$113,498	$47,166
Fair value changes in equity securities	37	(447)
Discrete tax expense related to Mount Milligan Cost Support Agreement	—	12,978
Discrete tax benefit for basis adjustment, net of valuation allowance	(12,008)	—
Withholding tax refund	(1,715)	—
Tax effect of adjustments	(10)	118
Adjusted net income and comprehensive income attributable to Royal Gold common stockholders	$99,802	$59,815

Net income attributable to Royal Gold common stockholders per diluted share	$1.72	$0.72
Fair value changes in equity securities	—	(0.01)
Discrete tax expense related to Mount Milligan Cost Support Agreement	—	0.20
Discrete tax benefit for basis adjustment, net of valuation allowance	(0.18)	—
Withholding tax refund	(0.03)	—
Tax effect of adjustments	—	$—
Adjusted net income attributable to Royal Gold common stockholders per diluted share	$1.51	$0.91
Free cash flow:

	Three Months Ended March 31,
(amounts in thousands)	2025	2024
Net cash provided by operating activities	$136,369	$138,284
Acquisition of stream and royalty interests	(58,246)	(1,104)
Free cash flow	$78,123	$137,180

Net cash (used in) provided by investing activities	$(58,295)	$23,591
Net cash used in financing activities	$(32,812)	$(128,092)
Other measures
We use certain other measures in managing and evaluating our business. We believe these measures may provide useful information to investors for analysis of our business. We use these measures to compare period-over-period performance and liquidity on a consistent basis and when planning and forecasting for future periods. We believe these measures are used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in our industry. Many investors use the published research reports of these professional research analysts and others in making investment decisions. Other measures used by management in this release and elsewhere include the following:
1.Gold equivalent ounces, or GEOs, is calculated by the Company as revenue (in total or by reportable segment) for a period divided by the average LBMA PM fixing price for gold for that same period.
2.Depreciation, depletion, and amortization, or DD&A, per GEO is calculated by the Company as depreciation, depletion, and amortization for a period divided by GEOs (as defined above) for that same period.
3.Working capital is calculated by the Company as current assets as of a date minus current liabilities as of that same date. Liquidity is calculated by the Company as working capital plus available capacity under the Company’s revolving credit facility.
4.Dividend payout ratio is calculated by the Company as dividends paid during a period divided by net cash provided by operating activities for that same period.